Filed pursuant to Rule 433 Registration Statement No. 333-137902 Dated June 17, 2008

INVESCO POWERSHARES AND DEUTSCHE BANK TO LAUNCH EIGHT BASE METAL AND CRUDE OIL LINKED EXCHANGE TRADED NOTES

NEW YORK, June 17, 2008 – Deutsche Bank and Invesco PowerShares Capital Management LLC today announced that they will launch eight Exchange Traded Notes (ETNs) linked to the performance of industrial metals and crude oil.

PowerShares DB Base Metals ETNs
Deutsche Bank will issue four ETNs linked to the Deutsche Bank Liquid Commodity Index - Optimum Yield Industrial MetalsTM.  The industrial metals index is intended to reflect the price changes in a basket of aluminum, copper and zinc futures. The ETNs will be traded on the NYSE Arca, listed as follows:

PowerShares DB Base Metals Double Short ETN:	(NYSE Arca: BOM)
PowerShares DB Base Metals Double Long ETN:	(NYSE Arca: BDD)
PowerShares DB Base Metals Short ETN:	(NYSE Arca: BOS)
PowerShares DB Base Metals Long ETN:	(NYSE Arca: BDG)

The Base Metals ETNs will offer investors cost-effective and convenient short or leveraged exposure to base metals: the PowerShares DB Base Metals Double Short ETNs offer investors exposure to two times the monthly inverse performance of the industrial metals index plus a monthly T-Bill index return; the PowerShares DB Base Metals Double Long ETNs offer investors exposure to two times the monthly performance of the industrial metals index plus a monthly T-Bill index return; the PowerShares DB Base Metals Short ETNs offer investors exposure to the monthly inverse performance of the industrial metals index plus a monthly T-Bill index return; and the PowerShares DB Base Metals Long ETNs offer investors exposure to the monthly performance of the industrial metals index plus the monthly T-Bill index return.

PowerShares DB Crude Oil ETNs
Deutsche Bank will issue two ETNs linked to the standard version of the Deutsche Bank Liquid Commodity Index – Light CrudeTM. The benchmark crude oil index is intended to reflect the price changes in the Nymex light sweet crude oil futures. The ETNs will be traded on the NYSE Arca, listed as follows:

PowerShares DB Crude Oil Double Short ETN:	(NYSE Arca: DTO)
PowerShares DB Crude Oil Short ETN:	(NYSE Arca: SZO)

The PowerShares DB Crude Oil Double Short ETNs offer investors exposure to two times the monthly inverse performance of the DB benchmark crude oil index, plus the monthly T-Bill index return. The PowerShares DB Crude Oil Short ETNs offer investors exposure to the monthly inverse performance of the DB benchmark crude oil index, plus the monthly T-Bill index return.

Deutsche Bank will also issue two ETNs linked to the Deutsche Bank Liquid Commodity Index – Optimum Yield Crude OilTM.  The ETNs will be traded on the NYSE Arca, listed as follows:

PowerShares DB Crude Oil Double Long ETN:	(NYSE Arca: DXO)
PowerShares DB Crude Oil Long ETN:	(NYSE Arca: OLO)

The PowerShares DB Crude Oil Double Long ETNs offer investors exposure to two times the monthly performance of the DB Optimum Yield™ crude oil index, plus the monthly T-Bill index return. The PowerShares DB Crude Oil Long ETNs offer investors exposure to the monthly performance of the DB Optimum Yield™ crude oil index, plus the monthly T-Bill index return.

Each of the eight ETNs are senior unsecured obligations of Deutsche Bank. Each security being offered has separate terms and offers investors a different type of monthly exposure to a total return version of the Deutsche Bank Liquid Commodity Index – Optimum Yield Industrial MetalsTM, the Deutsche Bank Liquid Commodity Index – Light Crude, or the Deutsche Bank Liquid Commodity Index – Optimum Yield Crude OilTM. Investors can subscribe to any of the eight offerings. Deutsche Bank will issue the securities in denominations of $25. All of the securities are subject to an investor fee.

“We are very pleased with the success of our ETN platform, and today we continue our commitment to delivering cost-effective and convenient short and leveraged commodity exposure to investors by issuing the crude oil and base metals ETNs,” said Kevin Rich, Managing Director in Deutsche Bank's Global Markets Investment Products group.

“The PowerShares DB Crude Oil and Base Metal ETNs represent innovative new ways to access sought-after commodity markets.” said Bruce Bond, President and CEO of Invesco PowerShares Capital Management.  “In partnership with Deutsche Bank, we now offer investors 30 PowerShares DB commodity and currency portfolios.”

Earlier this year, Deutsche Bank issued 11 ETNs linked to variations of the Deutsche Bank Commodity Index and recently renewed its marketing agreement with Invesco PowerShares Capital Management LLC to co-brand the ETNs “DB PowerShares.” For more information on the ETNs, please visit: www.dbfunds.db.com/notes or www.powersharesetns.com.

For further information please call:

Renee Calabro +1-212-250-5525
Deutsche Bank Media Relations

About Invesco PowerShares Capital Management LLC

Invesco PowerShares is leading the intelligent ETF revolution through its family of more than 100 domestic, international and active exchange-traded funds. With assets under management as of April 30, 2008 of $13.86 billion, PowerShares ETFs trade on all of the major U.S. stock exchanges that trade ETFs. For more information, please visit us at www.invescopowershares.com.

Invesco PowerShares is a wholly owned subsidiary of Invesco Ltd., a leading independent global investment management company dedicated to helping people worldwide build their financial security. By delivering the combined power of its distinctive worldwide investment management capabilities, including AIM, Atlantic Trust, Invesco, Perpetual, PowerShares, Trimark, and WL Ross, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high-net-worth clients around the world. Operating in 20 countries, the company is currently listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

About Deutsche Bank

Deutsche Bank is a leading global investment bank with a strong and profitable private clients franchise. A leader in Germany and Europe, the bank is continuously growing in North America, Asia and key emerging markets. With 78,275 employees in 76 countries, Deutsche Bank competes to be the leading global provider of financial solutions for demanding clients creating exceptional value for its shareholders and people.

www.db.com

Deutsche Bank AG has filed a registration statement (including a prospectus, prospectus supplement and pricing supplements) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and pricing supplements in that registration statement and other documents that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and pricing supplements if you so request by calling toll-free 1-877-369-4617.

The ETNs carry certain risks including, but not limited to, exposure to the performance of specific commodity futures prices, the risk of loss of investment and for those ETNs offering leveraged exposure, the effect of leverage on any adverse performance. The ETNs are subject to an investor fee and are not individually redeemable. You must irrevocably offer at least 200,000 ETNs (or an integral multiple of 50,000 ETNs in excess thereof) from a single offering to Deutsche Bank for repurchase.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

Invesco PowerShares Capital Management LLC is not a sponsor or promoter of the ETNs and is not responsible for the performance of the ETNs.